Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
N       E       W       S            R       E       L       E       A       S       E

AT THE COMPANY:
Kenneth Boerger	Greg Geswein
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2451

FOR IMMEDIATE RELEASE
MONDAY, JANUARY 25, 2010
LIBBEY COMMENCES TENDER OFFER
AND CONSENT SOLICITATION FOR ITS
FLOATING RATE SENIOR SECURED NOTES DUE 2011
TOLEDO, OHIO, JANUARY 25, 2010—Libbey Inc. (NYSE Amex: LBY) (“Libbey” or “Company”) announced today that its wholly owned subsidiary Libbey Glass Inc. (“Libbey Glass”) has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding $306.0 million aggregate principal amount of Floating Rate Senior Secured Notes due 2011 (the “Notes”), plus accrued and unpaid interest to, but excluding, the applicable settlement date. In conjunction with the Tender Offer, Libbey Glass is also soliciting consents (the “Consents”) for certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes (the “Indenture”) that would eliminate substantially all of the restrictive covenants and modify certain of the events of default and other provisions of the Indenture (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”).
          The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on February 22, 2010, unless extended by the Company (the “Expiration Date”). The Consent Solicitation will expire at 5:00 p.m., New York City time, on February 5, 2010, unless extended or earlier terminated by the Company (the “Consent Date”). Tendered Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on February 5, 2010 (the “Withdrawal Date”). Other than as required by applicable law, tendered Notes may not be withdrawn after the Withdrawal Date. Any Holder who tenders Notes pursuant to the Tender Offer must also deliver a Consent to the Proposed Amendments.
          Holders who validly tender (and do not validly withdraw) Notes and deliver their Consents at or prior to the Consent Date will receive total consideration of $1,027.50 per

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$1,000 principal amount of Notes (the “Total Consideration”), which includes an amount of cash equal to $30.00 per $1,000 principal amount of Notes so tendered and accepted for purchase (the “Early Tender Premium”). Holders who validly tender Notes after the Consent Date but at or prior to the Expiration Date will be eligible to receive the Total Consideration less the Early Tender Premium (the “Tender Offer Consideration”). Holders who validly tender and do not validly withdraw their Notes in the Offer will also be paid accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the applicable settlement date, payable on the applicable settlement date. The table below provides a summary of these payments.

Tender Offer	Early Tender	Total
Consideration(1)(2)(3)	Premium(1)	Consideration(1)(3)(4)
$997.50	$30.00	$1,027.50

(1)	Per $1,000 principal amount of Notes accepted for purchase.

(2)	If validly tendered after the Consent Date and at or prior to the Expiration Date.

(3)	Does not include accrued and unpaid interest that will be paid on Notes accepted for purchase.

(4)	If validly tendered at or prior to the Consent Date and not validly withdrawn at or prior to the Withdrawal Date.
          Libbey Glass’s obligation to accept for purchase and pay the Total Consideration or Tender Offer Consideration, as applicable, for validly tendered Notes is subject to, and conditioned upon, satisfaction or, where applicable, Libbey Glass’s waiver of, the following:
•	the tender of at least a majority in principal amount of the outstanding Notes at or prior to the Consent Date (whereby Libbey Glass will obtain the Consents from the Holders of at least a majority in aggregate principal amount of the Notes then outstanding for the Proposed Amendments);

•	the consummation of the following transactions:
o	issuance of at least $400.0 million aggregate principal amount of senior secured notes of Libbey Glass;

o	the repayment of Libbey Glass’s $80.4 million Senior Subordinated Secured Payment-in-Kind Notes due 2021;

o	the entry by Libbey Glass into a new senior secured credit facility; and

o	the payment of related fees and expenses; and
•	certain other conditions listed in the Offer to Purchase and Consent Solicitation Statement.
The Company reserves the right to waive any and all conditions to the Offer. The Company will not be required to pay any Early Tender Premium in connection with the Offer unless the Notes are tendered at or prior to the Consent Date and the Company shall have accepted the Notes for purchase pursuant to the Tender Offer.
          The principal purpose of the Offer is to acquire all outstanding Notes and to eliminate substantially all of the restrictive covenants and to modify certain of the events of default and other provisions in the Indenture.

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          The Company has engaged Barclays Capital Inc. and BofA Merrill Lynch to act as Dealer Managers and Solicitation Agents for the Offer and Bondholder Communications Group, LLC to act as Information and Tender Agent for the Offer. Questions regarding the terms of the Tender Offer and Consent Solicitation may be directed to Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect) or BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-9217 (collect). Questions regarding procedures for tendering Notes and delivering Consents or requests for documentation may be directed to Bondholder Communications Group, LLC at (888) 385-2663 (toll free) or (212) 809-2663 (collect).
          This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Offer is being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and related documents.
          Based in Toledo, Ohio, since 1888, the Company operates glass tableware manufacturing plants in the United States, Mexico, China, Portugal and the Netherlands.
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2009. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of

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this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.